CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2005, relating to the consolidated financial statements of East West Bancorp, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill), and our report dated March 9, 2005, relating to management's report of the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of East West Bancorp, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Los Angeles, California
October 5, 2005